UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2011

PHARMERICA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33380	87-0792558
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 Campus Place

Louisville, Kentucky 40299

(Address of principal executive offices) (Zip Code)

(502) 627-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2011, PharMerica Corporation (the “Corporation”) entered into indemnification agreements with each of its directors and executive officers. In general, each of the indemnification agreements provides, to the fullest extent permitted or provided by the Corporation’s Certificate of Incorporation or by Delaware law and subject to certain limitations, indemnification against all expenses, judgments, fines and amounts paid in settlement if the director or officer is, or is threatened to be made, a party to or a participant in any threatened, pending or completed action, suit, claim, investigation, inquiry, administrative hearing or other proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil, criminal, administrative, legislative or investigative nature, by reason of the fact that the director or officer is or was a director or officer of the Corporation, by reason of any action taken by such director or officer (or a failure to take action) or of any action (or failure to act) on such director or officer’s part. The indemnification agreements also provide that the Corporation will advance, to the extent not prohibited by law, the expenses incurred by the director or officer in connection with any such proceedings not initiated by the director or officer.

The description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the form of the indemnification agreement. The form of indemnification agreement is substantially the same for each director and officer.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Indemnification Agreement (filed with the Company’s Schedule 14D-9 filed with the Securities and Exchange Commission on September 21, 2011, and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMERICA CORPORATION

Date: September 21, 2011	By:	/s/ MICHAEL J. CULOTTA
Michael J. Culotta
Executive Vice President and Chief Financial Officer